EXHIBIT 99.1

For Immediate Release:	Contact:
Wednesday, July 26, 2006	Julie S. Ryland, 205-326-8421

Energen Raises 2007 Earnings Guidance, Affirms 2006 Guidance

Higher Prices, Production Drive 31% Increase in 2nd Quarter Results

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced today that it is raising its 2007 earnings guidance range by 10 cents and affirming its 2006 guidance. In addition, the Company reported strong second quarter financial results.

In other developments announced today:

•	Energen Resources Corporation, Energen’s oil and gas acquisition and development subsidiary, has increased its production outlook for 2006 by 2 billion cubic feet equivalent (Bcfe) to 94 Bcfe;

•	Energen Resources says its 2007 budget, relative to current estimates, may well reflect a $55-$75 million increase in capital spending for development drilling and a 2.5-3.5 Bcfe rise in estimated production; and

•	Energen Resources has added another 11,000 acres to bring its lease position in Alabama shales to 151,000 acres.

“Energen Resources’ 2006 production is up 5.6 percent over last year and exceeding our expectations,” said Mike Warren, Energen’s chairman and chief executive officer. “As we look forward to the remainder of 2006, we are raising our production estimate for the year by 2 Bcfe to 94 Bcfe; in addition, we are reducing our average shares outstanding for the year to reflect the effects of our stock buy-back program as of June 30, 2006. At the end of June, we had purchased just over 1 million shares of Energen stock.

“With assumed prices applicable to unhedged volumes for the remainder of the year of $9 per thousand cubic feet (Mcf) for gas, $70 per barrel for oil and 92 cents per gallon for natural gas liquids (NGL) production, we anticipate earning within our current guidance range of $3.10-$3.30 per diluted share,” Warren said. “We also are comfortable with this range at current strip prices for the remainder of the year of roughly $7.50 per Mcf for gas and $74.50 for oil.

“As for 2007, recent and substantial gas, oil and NGL hedges have prompted us to raise our earnings guidance by 10 cents to $3.90-$4.30 per diluted share. We have also adjusted our assumed prices for unhedged production, lowering gas to $9 per Mcf and raising oil to $70 per barrel – the same assumptions in place for the remainder of 2006,” Warren said.

“As we develop a formal 2007 budget in the coming months, we anticipate making additional adjustments,” said James McManus, Energen’s president. “A preliminary assessment indicates that Energen Resources may be able to accelerate development of its proved undeveloped reserves, thereby increasing capital spending by $55-$75 million over current 2007 guidance of $98 million and generating a 2 1/2-3 1/2 Bcfe increase over current production estimates.”

Energen’s 2007 budget also may include a reduced number of shares outstanding, reflecting the potential continuation of the Company’s stock buy-back program in the latter half of 2006 and in 2007.

Energen Resources continues to expand its lease position in various shale formations across north-central Alabama and announced today that it has secured an additional 11,000 acres, bringing its total lease position to 151,000 acres. Energen Resources plans to drill a number of wells on the acreage over the next 24 months.

SECOND QUARTER RESULTS

Consolidated earnings for the quarter ended June 30, 2006, totaled $49.6 million, or 67 cents per diluted share; this compared with net income of $37.6 million, or 51 cents per diluted share, in the second quarter of 2005.

This 31 percent increase in quarterly earnings largely was due to a 20 percent increase in per-unit revenues from the production of Energen Resources. As commodity prices rose through 2005, Energen was able to enter into hedges for some of its 2006 production at prices well-above those in place for 2005. In addition, higher oil prices during the quarter enhanced the revenues from Energen Resources’ unhedged oil production.

Energen Resources Corporation

Energen Resources’ second quarter 2006 net income totaled $50.4 million as compared with net income of $36.4 million in the same period a year ago.

Revenues per unit of production for Energen Resources’ natural gas, oil and NGL production increased approximately 20 percent to $6.96 per Mcf equivalent (Mcfe).

Average Per-Unit Revenues from Production in 2nd Quarter 2006 vs 2005

Commodity	2006 Revenues	2005 Revenues	% Change
Natural Gas	$6.75/Mcf	$6.22/Mcf	8.5%
Oil	$51.92/barrel	$33.63/barrel	54.4%
NGL	$0.69/gallon	$0.52/gallon	32.7%

In addition to higher prices, Energen Resources benefited from higher production volumes. Production in the second quarter of 2006 increased 5 percent to 24.1 Bcfe. Oil production increased 8 percent largely due to the acquisition of Permian Basin oil properties in December 2005. NGL and natural gas production also increased period-over-period at 8 percent and 4 percent, respectively. These increases largely were due to continued development activities in the San Juan Basin and accelerated work-overs due to mild winter weather in New Mexico and southern Colorado.

Per-unit lease operating expense (LOE) in the second quarter of 2006 totaled $1.84 per Mcfe. This 13 percent increase over the same period a year ago was largely due to a general rise in field service costs driven by higher commodity prices, increased repairs and work-over expense, and the December 2005 acquisition of Permian Basin properties.

Depreciation, depletion and amortization (DD&A) expense in the second quarter of 2006 totaled 96 cents per Mcfe and was unchanged from the same period a year ago.

Alabama Gas Corporation

Alagasco’s natural gas distribution operations reported a net loss of $0.5 million in the second quarter of 2006 as compared with net income of $1.1 million in the same period a year ago. This decline reflects the impact of decreased usage driven by the high price of natural gas supplies during the winter heating season and was partially offset by the utility’s ability to earn on a higher level of equity representing investment in utility plant.

RESULTS OF THE YEAR-TO-DATE PERIOD

For the first 6 months of 2006, Energen’s net income totaled $137.1 million, or $1.85 per diluted share. This compared with $96.6 million, or $1.31 per diluted share, in the same period a year ago. Discontinued operations generated a loss of $8,000 and income of $104,000 for the 6 months ending June 30, 2006 and 2005, respectively.

Energen Resources Corporation

Energen Resources’ year-to-date 2006 net income totaled $100.2 million as compared with net income of $56.0 million in the same period a year ago. Discontinued operations generated a loss of $8,000 and income of $104,000 for the 6 months ending June 30, 2006 and 2005, respectively.

Revenues per unit of production for Energen Resources’ natural gas, oil and NGL production increased approximately 35 percent to $7.09 per Mcfe, and production of 47.3 Bcfe in the first six months of 2006 outpaced production in the same period last year by 2.5 Bcfe, or 5.6 percent.

Average Per-Unit Revenues from Production, Year-to-Date 2006 vs 2005

Commodity	2006 Revenues	2005 Revenues	% Change
Natural Gas	$7.16/Mcf	$5.43/Mcf	31.9%
Oil	$48.93/barrel	$32.89/barrel	48.8%
NGL	$0.64/gallon	$0.52/gallon	23.1%

Production, Year-to-Date 2006 vs 2005

Commodity	2006 Production	2005 Production	% Change
Natural Gas	31.1 Bcf	29.9 Bcf	4.0%
Oil	1,832.0 MBbl	1,666.0 MBbl	10.0%
NGL	36.7 MMgal	34.4 MMgal	6.7%

Per-unit LOE in the first six months of 2006 totaled $1.93 per Mcfe. This 23 percent increase over the same period a year ago was largely due to accelerated maintenance expenses in the San Juan Basin, a general rise in field service costs driven by higher commodity prices, increased repairs and work-over expenses, the December 2005 acquisition of Permian Basin properties and a 12 percent per-unit increase in production taxes driven by higher oil and NGL cash prices and partially offset by lower natural gas cash prices.

DD&A expense in the first six months of 2006 increased 2 percent per unit to 97 cents per Mcfe and was due largely to the December 2005 acquisition of Permian Basin oil properties.

Alabama Gas Corporation

Alagasco reported net income of $36.8 million in the first half of 2006. This compared with net income of $40.1 million in the same period a year ago. This decline reflects the impact of decreased usage driven by the high price of natural gas supplies during the winter heating season and was partially offset by the utility’s ability to earn on a higher level of equity representing investment in utility plant.

RESULTS OF THE TRAILING 12 MONTHS

For the 12 months ended June 30, 2006, Energen’s net income totaled $213.5 million, or $2.89 per diluted share. This compared with $141.6 million, or $1.93 per diluted share, in the same period a year ago. Income from discontinued operations totaled $13,000 and $183,000 in the 12 months ending June 30, 2006 and 2005, respectively.

Energen Resources Corporation

Energen Resources’ net income in the trailing 12-months period totaled $179.5 million and compared with $105.0 million in the same period last year. The oil and gas company benefited from a 32.5 percent increase in average per-unit revenues of production and a 4 percent increase in production volumes to 93.5 Bcfe.

Average Per-Unit Revenues from Production, Trailing 12 Months 2006 vs 2005

Commodity	2006 Revenues	2005 Revenues	% Change
Natural Gas	$6.84/Mcf	$5.17/Mcf	32.3%
Oil	$43.51/barrel	$31.65/barrel	37.5%
NGL	$0.61/gallon	$0.50/gallon	22.0%

Production, Trailing 12 Months 2006 vs 2005

Commodity	2006 Production	2005 Production	% Change
Natural Gas	62.2 Bcf	59.6 Bcf	4.4%
Oil	3,481 MBbl	3,397.0 MBbl	2.5%
NGL	72.9 MMgal	70.4 MMgal	3.6%

Alabama Gas Corporation

Alagasco’s natural gas distribution operations earned net income of $33.7 million in the 12 months ended June 30, 2006. This compared with net income of $37.0 million in the same period last year.

2006 EARNINGS OUTLOOK AFFIRMED

Energen management today affirmed its 2006 earnings guidance range of $3.10-$3.30 per diluted share. Two key changes were made in the underlying assumptions:

•	Energen increased its estimated 2006 production by 2 Bcfe to 94 Bcfe to reflect increased production year-to-date, development success beyond budgeted expectations, and a slight increase in development capital.

•	Average shares outstanding for the year were reduced from 74 million to 73.6 million to reflect the 1 million shares that had been repurchased as of June 30, 2006, through the Company’s stock buy-back program.

Hedge Position for the Remainder of 2006

Energen Resources’ 2006 hedge position by commodity for the remainder of 2006 (July through December) is as follows:

Commodity	Hedge Vols.	Estimated 2006 Production	% Hedged	NYMEX-equiv. price
Natural Gas	18.8 Bcf	30.7 Bcf	61%	$8.04 per Mcf
Oil	1.4 MMBbl	1.9 MMBbl	74%	$53.18 per barrel
NGL	15.1 MMgal	34.0 MMgal	44%	$0.56 per gallon

Note: Actual July data used, as available, to calculate unit prices.

Energen Resources’ 2006 natural gas hedge position by hedge type for the remainder of the year (July through December) is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference	Price/Mcf (NYMEX equiv)
NYMEX Hedges	8.0	—	$8.05
San Juan Basin-specific	10.4	$1.75	$7.97
Permian Basin-specific	0.2	$1.45	$9.80
Houston Ship Channel	0.2	$0.70	$9.59

Note: Actual July data used, as available, to calculate unit prices.

Energen Resources’ 2006 oil hedge position by hedge type for the remainder of the year (July through December) is as follows:

Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference	Price/Barrel (NYMEX equiv)
NYMEX Hedges	449	—	$51.34
Sour Oil (WTS)	946	$5.75	$54.06

Note: Actual July data used, as available, to calculate unit prices.

Average oil and gas revenues per unit of production for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average NGL revenue per unit of production will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

While there are many factors that affect Energen Resources’ financial results, the largest influences typically are the commodity prices applicable to the Company’s unhedged production.

The Company’s guidance for 2006 earnings assumes that NYMEX prices applicable to Energen Resources’ unhedged production for the remainder of the year will average $9 per Mcf for gas and $70 per barrel for oil and that NGL prices will average 92 cents per gallon.

Given Energen Resources’ current hedge position for the remainder of 2006 and assuming prices as outlined above for its unhedged production, the sensitivities to pricing changes applicable to Energen’s earnings guidance for 2006 are as follows:

•	Every 10-cent change in the average NYMEX price of gas from $9 per Mcf represents an estimated net income impact of approximately $400,000 (0.5 cents per diluted share).

•	Every $1 change in the average NYMEX price of oil from $70 per barrel represents an estimated net income impact of approximately $200,000 (0.3 cents per diluted share).

•	Every 1-cent change in average price of NGL from $0.92 per gallon represents an estimated net income impact of approximately $15,000 (0.0 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be different from those outlined above.

Energen Resources’ development spending has been modified slightly to $158 million, with exploration spending in 2006 estimated to be $15 million. Capital spending at Alagasco is estimated to be approximately $70 million.

Other key assumptions that support Energen’s earnings guidance include:

•	The utility earning a 12-12.5 percent return on average equity of $285 million.

•	A DD&A rate at Energen Resources of approximately 98 cents per Mcfe and LOE including production taxes of approximately $2 per Mcfe.

2007 EARNINGS GUIDANCE RAISED

Energen management increased the Company’s earnings guidance range for 2007 by 10 cents to $3.90-$4.30 per diluted share, largely reflecting recent additions to its hedge position. To date, approximately 60 percent of Energen Resources’ estimated production has been hedged.

Embedded in Energen’s 2007 new earnings guidance are assumptions that NYMEX prices applicable to Energen Resources’ unhedged natural gas and oil production will average $9 per Mcf and $70 per barrel, respectively. The assumed average price for the Company’s unhedged NGL production in 2007 is approximately 92 cents per gallon.

No changes were made to estimated 2007 production or to the estimated average shares outstanding beyond those reflecting shares repurchased as of June 30, 2006.

Management said it expects to make further adjustments to its 2007 guidance as it progresses through its strategic planning and budgeting process in the coming months. Potential changes include increasing development capital spending another $55-$75 million and production estimates by 2 1/2-3 1/2 Bcfe. As warranted, the Company also may adjust 2007 average shares outstanding to reflect share repurchases that may be made in the latter half of 2006 and in 2007.

2007 Hedge Position

Energen Resources’ 2007 hedge position by commodity is as follows:

Commodity	Hedge Vols.	Estimated 2007 Production	% Hedged	NYMEX-equiv. price
Natural Gas	34.1 Bcf	58.7 Bcf	58%	$9.53 per Mcf
Oil	2.7 MMBbl	3.6 MMBbl	76%	$70.34 per barrel
NGL	41.8 MMgal	65.2 MMgal	64%	$0.93 per gallon

Energen Resources’ 2007 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference	Price/Mcf (NYMEX equiv)
NYMEX Hedges	11.4	—	$9.43
San Juan Basin-specific	19.7	$1.66	$9.56
SNG-Louisiana	3.0	$0.04	$9.76

Energen Resources’ 2007 oil hedge position by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference	Price/Barrel (NYMEX equiv)
NYMEX Hedges	948	—	$65.44
Sour Oil (WTS)	1,768	$6.46	$72.97

Average oil and gas revenues per unit of production for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average NGL revenue per unit of production will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for 2007 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated for have the following impact on Energen’s 2007 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $9.00 represents an estimated net income impact of approximately $1.1 million (1.5 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $70.00 per barrel represents an estimated net income impact of approximately $385,000 (0.5 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.92 per gallon represents an estimated net income impact of approximately $65,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Other key assumptions that support Energen’s 2007 earnings guidance include:

•	Average shares outstanding of 73.4 million;

•	A DD&A rate at Energen Resources of approximately $1.05 per Mcfe and LOE including production taxes of approximately $2.12 per Mcfe; and

•	Alagasco’s earning within its allowed range of return on average equity of approximately $296 million.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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